Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter Ended June 30, 2012

Reports Q2 2012 Net Loss of $1.6 million

Maintained book value per share of $3.82

SAN JUAN, Puerto Rico – August 8, 2012 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the holding company of Doral Bank, with operations in Puerto Rico and the U.S., reported net loss of $1.6 million for the quarter ended June 30, 2012, compared to a net income of $2.6 million for the quarter ended March 31, 2012 and a net income of $4.5 million for the quarter ended June 30, 2011. For the six months ended June 30, 2012, Doral reported a net income of $1.0 million compared to a net income of $7.8 million for the same period of 2011.

Second Quarter Highlights:

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Increased net interest income $2.0 million to $54.1 million in the second quarter of 2012 from $52.1 million in the first quarter of 2012 resulting from a 6 basis points increase in net interest margin to 2.91%.

•	Increased total net loans receivable by $119.0 million from the first quarter of 2012 to the second quarter of 2012.

•	Grew retail deposits by $115.6 million from the first quarter of 2012 to the second quarter of 2012 while reducing total deposit rates by 15 basis points during the quarter.

“Over the past several quarters Doral took prudent actions that increased regulatory capital, strengthened asset coverage ratios and grew revenue. Our successful US expansion continues to offset elevated credit and compliance costs,” said Glen R. Wakeman, President and Chief Executive Officer.

The Company’s financial results for the second quarter of 2012 is being released simultaneously along with the Quarterly Report on Form 10-Q.

The Company also announced that on August 8, 2012 Doral Bank entered into a Consent Order with the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of the Commissioner of Financial Institutions of Puerto Rico (the “OCFI”). The consent order includes provisions that require Doral Bank to maintain Tier 1 leverage, Tier 1 risk-based, and Total risk-based capital ratios in the amount of 8.0%, 10.0%, and 12.0%, respectively, and require Doral Bank to obtain a waiver from the FDIC before accepting, renewing or rolling over brokered deposits. As of the signing of the Consent Order, Doral Bank’s capital ratios exceeded the required levels. In addition, Doral Financial maintained capital levels in excess of the noted levels and the holding company serves as a source of capital strength to Doral Bank.

Conference Call

Doral will be holding a conference call to discuss its financial results on Thursday, August 9th, 2012 at 10:00 a.m. EST.

The call may be accessed through a dial-in telephone number (800) 288-8960 and (612) 332-0107 for international callers.

A telephone replay of the conference call will be available starting August 9th, 2012 at noon EST through September 9th, 2012. The replay can be accessed through dial-in telephone number (800) 475-6701 or (320) 365-3844 for international callers. The replay code is 255987.

FINANCIAL HIGHLIGHTS

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Net loss for the quarter ended June 30, 2012 totaled $1.6 million, compared to a net income of $2.6 million for the first quarter of 2012 and a net income of $4.5 million for the quarter ended June 30, 2011.

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The Company reported net loss attributable to common shareholders of $4.0 million for the second quarter of 2012 compared to net income attributable to common shareholders of $189,000 for the first quarter of 2012, and net income attributable to common shareholders of $2.1 million for the quarter ended June 30, 2011.

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Net interest income for the second quarter of 2012 was $54.1 million, an increase of $2.0 million compared to the first quarter of 2012, and an increase of $8.6 million when compared to the second quarter of 2011. Net interest margin for the second quarter of 2012 increased 6 basis points to 2.91%, compared to 2.85% for the first quarter of 2012. The improvement in net interest income of $2.0 million was driven by a $0.8 million increase in loans interest income as the Company continues to grow the U.S. commercial loan portfolio. The $0.8 million increase in interest income growth was complemented by a $1.2 million interest expense decrease, mainly from interest expense on deposits as the Company lowered the average deposit rate by 15 basis points.

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Provision for loan and lease losses for the second quarter of 2012 was $5.2 million, a decrease of $110.0 million over the first quarter 2012 provision, and a decrease of $8.1 million from the provision recorded in the second quarter of 2011. The $5.2 million provision for loan and lease losses in the second quarter of 2012 resulted mainly from commercial real estate ($3.8 million) and the residential mortgage portfolios ($2.5 million), particularly related to Puerto Rico loan exposures.

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Non-interest income for the second quarter of 2012 of $21.3 million reflects an increase of $4.7 million and a decrease of $17.5 million compared to non-interest income of $16.6 million for the first quarter of 2012 and $38.8 million for the second quarter of 2011, respectively. The increase in non-interest income when compared to the first quarter of 2012 results from the $6.4 million positive variance in other-than-temporary impairment on certain securities that were sold during the second quarter of 2012.

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Non-interest expense for the second quarter of 2012 of $71.0 million increased $7.5 million and $7.4 million from the quarters ended March 31, 2012 and June 30, 2011, respectively. The expense increase in the second quarter of 2012 compared to the first quarter of 2012 was mainly driven by nonrecurring personnel and professional services expenses of $3.3 million.

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Income tax expense for the second quarter of 2012 was $0.8 million, a $113.4 million variance when compared with an income tax benefit of $112.6 million in the first quarter of 2012. The income tax benefit of the first quarter 2012 resulted from a new Closing Agreement with the Commonwealth of Puerto Rico in which the Commonwealth of Puerto Rico recognized a prepayment of income taxes of approximately $225.7 million from Doral related to the past overpayment of taxes.

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Doral’s loan production for the second quarter of 2012 was $523.4 million, an increase of $41.6 and $58.7 million, compared to $481.8 million and $464.7 million for the first quarter of 2012 and second quarter of 2011, respectively. The U.S. commercial loan production totaled $300.9 million or 57.5% of the total loan production for the second quarter of 2012.

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Doral reported total assets as of June 30, 2012 of $8.3 billion compared to $8.0 billion as of December 31, 2011. The increase of $370.3 million is mainly due to an increase in net loans of $195.3 million and to the establishment of the prepaid tax asset and release of the related deferred tax asset reserve pursuant to the first quarter of 2012 agreement with the government of Puerto Rico.

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Total deposits of $4.5 billion as of June 30, 2012, increased $143.2 million, or 3.3%, from deposits of $4.4 billion as of December 31, 2011. The Company’s brokered deposits decreased $60.1 million while retail deposits increased $203.2 million.

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Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the U.S. government, as of June 30, 2012 were $705.4 million, an increase of $135.8 million from December 31, 2011 and a decrease of $8.3 million from March 31, 2012. The higher level of NPLs as of June 30, 2012 compared to December 31, 2011 resulted largely from the classification of certain residential mortgage TDR loans as NPLs as Doral adopted a more conservative stance reflecting the uncertain economic and regulatory environment.

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The Company’s capital ratios continue to exceed the well-capitalized standards established by the federal banking agencies with ratios of Tier 1 Leverage of 9.92%, Tier 1 Risk-based Capital of 12.94% and Total Risk-based Capital of 14.21%. The Leverage, Tier 1 and Total Risk-based Capital Ratios exceeded the well-capitalized standards by $407.5 million, $440.7 million and $267.0 million, respectively. The increase in the capital ratios results in large part from the effects of Doral’s new Closing Agreement with the Commonwealth of Puerto Rico which resulted in a realized gain and reduced amount of disqualified deferred tax assets.

CONSENT ORDERS

On August 8, 2012, Doral Bank entered into a Consent Order with the FDIC and the OCFI. The Consent Order with the FDIC and the OCFI requires the board of directors of Doral Bank to oversee Doral Bank’s compliance with the Consent Order through specified meetings and notifications to the FDIC and the OCFI. The Consent Order also requires Doral Bank to undertake an assessment of its board and management. The Consent Order requires Doral Bank to eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” by the FDIC and the OCFI. Doral Bank also is required to establish and provide to the FDIC and OCFI for review a Delinquent and Classified Asset Plan to reduce Doral Bank’s risk position in each loan in excess of $1 million which is more than 90 days delinquent or classified “Substandard” or “Doubtful” in a report of examination by the FDIC and OCFI.

The Consent Order requires Doral Bank to establish plans, policies or procedures acceptable to the FDIC and OCFI relating to its capital, profit and budget plan, ALLL, loan policy, loan review program, loan modification program, appraisal compliance program and its strategic plan that comply with the requirements set forth in the consent order. Doral Bank will be required to obtain a waiver from the FDIC before it may accept, renew or rollover brokered deposits or extends credit to certain delinquent borrowers. Doral Bank will not be able to pay a dividend without the approval of the Regional Director of the FDIC and the Commissioner.

In addition, Doral expects to enter into a written agreement with the FRB NY to replace and supersede the existing Cease and Desist order. More information about these events can be found in the company’s 10-Q report which was filed with the SEC on August 8, 2012.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings, tax legislation and tax rules, regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “target,” “goal,” and similar expressions and future or conditional verbs such as “would,” “should,” “could,” “might,” “can,” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which is available in the Company’s website at www.doralfinancial.com, as updated from time to time in the Company’s periodic and other reports to be filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank”), with operations in the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank in turn operates three wholly-owned subsidiaries: Doral Mortgage LLC (“Doral Mortgage”), engaged in residential mortgage lending in Puerto Rico, Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank took possession during 2005. Doral Money consolidates two variable interest entities created for the purpose of entering into collateralized loan arrangements with a third parties.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

Lucienne.Gigante@doralbank.com

787-474-6298

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